EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

HAMILTON LANE INCORPORATED

Hamilton Lane Incorporated, a Delaware corporation (the “Corporation”), does hereby amend and restate its Certificate of Incorporation pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware as set forth below:

1.    The name of the Corporation is “Hamilton Lane Incorporated.” The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of the State of Delaware was December 31, 2007 under the name “Hamilton Lane Incorporated.”

2.    This Amended and Restated Certificate of Incorporation of the Corporation, which amends and restates the provisions of the Certificate of Incorporation of the Corporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.    The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I NAME
The name of the Corporation is Hamilton Lane Incorporated (the “Corporation”).

ARTICLE II AGENT FOR SERVICE OF PROCESS
The address of the Corporation’s registered office in the State of Delaware is 2711 Centreville Road, Suite 400, in the City of Wilmington, County of New Castle 19808. The name of the registered agent of the Corporation at that address is Corporation Service Company.

ARTICLE III PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV AUTHORIZED STOCK
1.    Total Authorized. The total number of shares of all classes of capital stock that the Corporation has authority to issue is Three Hundred and Sixty Million (360,000,000) shares, consisting of: Three Hundred Million (300,000,000) shares of Class A Common Stock, $0.001 par value per share (“Class A Common Stock”), Fifty Million (50,000,000) shares of Class B Common Stock, $0.001 par value per share (“Class B Common Stock” and together with the

Class A Common Stock, the “Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, $0.001 par value per share. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Class A Common Stock or Class B Common Stock, as applicable, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
2.    Designation of Additional Shares.
2.1    Certificate of Designation. The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Delaware, to provide by resolution or resolutions from time to time for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the General Corporation Law (a “Certificate of Designation”), to establish the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of each such series, and, unless otherwise provided in any such resolution or resolutions, to increase (but not above the total number of authorized shares of such class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is required pursuant to the terms of this Certificate of Incorporation (including any Certificate of Designation).
2.2    Seniority. Except as otherwise expressly provided in this Certificate of Incorporation (including any Certificate of Designation), the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be senior to, junior to or pari passu with any other series of Preferred Stock to the extent permitted by law.
3.    Rights of Class A Common Stock and Class B Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Class A Common Stock and Class B Common Stock are as set forth below in this Section 3.
3.1    Voting Rights.
(a)    Except as otherwise expressly provided herein or as required by the General Corporation Law, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under this Certificate of Incorporation) of the stockholders of the Corporation. Except as otherwise expressly provided herein or required by the General Corporation Law, each holder of shares of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record by such holder as of the applicable record date on any matter submitted to a vote of stockholders generally, and until a Sunset (as defined below) has become effective, each holder of shares of Class B Common Stock shall be entitled to 10 votes for each share of Class B Common Stock held of record by such holder as of the applicable record date on any matter submitted to a vote of stockholders generally. From and after a Sunset has become effective, each holder of shares of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held of record by such holder as of the applicable record date on any matter submitted to a vote of stockholders generally. The holders of shares of Common Stock shall not have cumulative voting rights.
(b)    A “Sunset” shall be triggered by any of the following:
(i)Hartley R. Rogers, Mario L. Giannini and their respective Permitted Transferees (as defined in the HLA LLC Agreement (as defined below)) collectively cease to maintain direct or indirect beneficial ownership of at least ten percent (10%) of the outstanding shares of Class A Common Stock (determined assuming that each outstanding Class B Unit (as defined below) and Class C Unit (as defined below) were exchanged for Class A Common Stock in accordance with the terms and conditions of both of (x) the Exchange Agreement (as defined below) and (y) the HLA LLC Agreement);
(ii)Mr. Rogers, Mr. Giannini, their respective Permitted Transferees, and employees of the Corporation and its subsidiaries cease collectively to maintain direct or indirect beneficial ownership of an aggregate of at least twenty-five percent (25%) of the aggregate voting power of the outstanding Class A Common Stock and the Class B Common Stock;
(iii)both Mr. Rogers and Mr. Giannini have voluntarily terminated their employment and all directorships with Hamilton Lane Advisors, L.L.C., a Pennsylvania limited liability company (“HLA”) and the Corporation (other than by reason of disability, incapacity or retirement, in each case as determined in good faith by the Board of Directors, or death); or
(iv)the occurrence of the later of March 31, 2027 or the end of the fiscal year in which occurs the fifth anniversary of the death of the second to die of Mr. Rogers and Mr. Giannini.
A Sunset pursuant to clause (iv) of this section shall become effective at the close of business on the latest date to occur as contemplated thereby. The events set forth in clauses (i), (ii) and (iii) of this section shall be tested at the end of each fiscal quarter. If the event described in clause (i), (ii) or (iii) of this section has occurred as of the end of the first or second fiscal quarter of a fiscal year, the Sunset shall become effective at the close of business on the last day of that fiscal year. If the event described in clause (i), (ii) or (iii) of this section has occurred as of the end of the third or fourth fiscal quarter of a fiscal year, the Sunset shall become effective at the close of business on the last day of the next succeeding fiscal year. Notwithstanding the prior two sentences, if a voluntary termination occurs pursuant to clause (iii) of this section as to only one of Mr. Rogers and Mr. Giannini that (A) precedes the death of the other, then the Sunset shall become effective as if the voluntary termination was a prior death pursuant to clause (iv) of this section; or (B) follows the death of the other, then the Sunset shall become effective as if the prior death was a voluntary termination pursuant to clause (iii). For clarity, if a Sunset is triggered under multiple clauses of this section, the Sunset will become effective at the close of business on whichever effective date would first occur under the respective triggered clauses.
(c)    Unless otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the General Corporation Law.
3.2    Dividend Rights. Subject to the preferential dividend or other rights of any holders of Preferred Stock, dividends and distributions may be declared by the Board of Directors and paid on or made in respect of the Class A Common Stock from funds lawfully available therefor as and when determined by the Board of Directors in its sole discretion. Except as otherwise provided by this Certificate of Incorporation, dividends and other distributions shall not be declared or paid in respect of the Class B Common Stock.
3.3    Liquidation Rights. Subject to the preferential liquidation or other rights of any holders of Preferred Stock, upon any liquidation, dissolution or winding up of the Corporation, the holders of Class A Common Stock and Class B Common Stock shall be entitled to share ratably in the distribution of all assets of the Corporation available for distribution, but the aggregate distribution to the holders of Class B Common Stock, as such, shall be limited to the aggregate par value of such holders’ then-outstanding shares of Class B Common Stock.
3.4    No Redemption; Cancellation. The Class A Common Stock is not redeemable. The Class B Common Stock may be redeemed and cancelled only in exchange for payment of its par value on and subject to the terms and conditions contemplated by Section 3.6(b) and Section 3.7 and in the HLA LLC Agreement and the Exchange Agreement.
3.5    No Preemptive or Subscription Rights. No holder of shares of Common Stock, solely by virtue of such holder's status as such, shall be entitled to preemptive or subscription rights.
3.6    Exchange.
(a)    HLA has issued interests designated as “Class B Units” (each, a “Class B Unit”) and “Class C Units” (each, a “Class C Unit”) pursuant to the terms and subject to the conditions of its Fourth Amended and Restated Limited Liability Company Agreement (the “HLA LLC Agreement”). Each holder of Class B Units is referred to herein as a “Class B Holder” and each holder of Class C Units is referred to herein as a “Class C Holder.”
(b)    Pursuant to an Exchange Agreement by and among the Corporation, HLA, the Class B Holders and the Class C Holders (the “Exchange Agreement”), each Class B Holder has the right to surrender a Class B Unit, together with one share of Class B Common Stock, to HLA in exchange for one fully paid and nonassessable share of Class A

Common Stock (or the cash equivalent) and the par value of the share of Class B Common Stock surrendered on and subject to the terms and conditions set forth herein and in the HLA LLC Agreement and the Exchange Agreement. Simultaneously with the issuance of Class A Common Stock to a Class B Holder as contemplated by the preceding sentence, the Corporation shall cancel each share of Class B Common Stock tendered in exchange for payment in cash of the par value of such cancelled share.
(c)    Pursuant to the Exchange Agreement, each Class C Holder has the right to surrender a Class C Unit to HLA in exchange for one fully paid and nonassessable share of Class A Common Stock (or the cash equivalent) on and subject to the terms and conditions set forth herein and in the HLA LLC Agreement and the Exchange Agreement.
3.7    Conversion; Retirement. Under certain circumstances set forth in the HLA LLC Agreement, a Class B Unit may be converted into a Class C Unit. Upon notice from HLA of such a conversion, the Corporation shall cancel the number of shares of Class B Common Stock registered in the name of the applicable holder that is equal to the number of Class B Units so converted in exchange for payment in cash to such holder of the aggregate par value of such cancelled shares. If any outstanding share of Class B Common Stock shall cease to be held by a concurrent holder of a Class B Unit (including a transferee of a Class B Unit), such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation and thereupon shall be retired.
3.8    No Further Issuances of Class B Common Stock. Except for the issuance of shares of Class B Common Stock in connection with a stock dividend, stock split, reclassification or similar transaction in accordance with the provisions of this Certificate of Incorporation, the Corporation shall not at any time after the filing and effectiveness of this Certificate of Incorporation issue any additional shares of Class B Common Stock.
3.9    Reservation of Stock. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the exchange of Class B Units and Class C Units, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the exchange of all outstanding Class B Units and Class C Units for Class A Common Stock.
3.10    Protective Provisions.
(a)    So long as any shares of Class B Common Stock remain outstanding, the Corporation will not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive Section 3 of this ARTICLE IV (or adopt any provision inconsistent therewith), without first obtaining the approval of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by the General Corporation Law, this Certificate of Incorporation or the Corporation’s Bylaws, as the same may be amended or restated from time to time (the “Bylaws”).
(b)    Except as otherwise provided in this Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock shall each be entitled to vote separately as a class only with respect to amendments to this Certificate of Incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.
4.    Reclassifications, Mergers and other Transactions.
4.1    Proportional Treatment. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class shall, concurrently therewith, be subdivided, combined, or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class. In either case, the Corporation shall cause HLA to make corresponding changes to the Class A Units, Class B Units and Class C Units to give effect to such subdivision, combination or reclassification.
4.2    Maintenance.
(a)    The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, subdivision, combination or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Class A Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to the Hamilton Lane Incorporated 2017 Equity Incentive Plan (the “Incentive Plan”), and any other equity incentive plan adopted by the Corporation from time to time, that have not vested thereunder, (ii) treasury stock and (iii) shares of Class A Common Stock that relate to Preferred Stock or other debt or equity securities (including, without limitation, warrants, options and rights) issued by the Corporation that are convertible into or exercisable or exchangeable for Class A Common Stock. The shares of Class A Common Stock referred to in clauses (i) through (iii) of the foregoing sentence are referred to herein as the “Excluded Class A Common Stock.”
(b)    The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, subdivision, combination or recapitalization, with respect to the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of Class B Units owned by all Class B Holders and the number of outstanding shares of Class B Common Stock owned by all Class B Holders.
(c)    The Corporation shall not issue, transfer or deliver from treasury stock or repurchase shares of Class A Common Stock unless in connection with any such issuance, transfer, delivery or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of Class A Units owned by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, the Excluded Class A Common Stock.

(d)    The Corporation shall not consolidate, merge, combine or consummate any other transaction in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each Class B Unit and Class C Unit shall be entitled to be exchanged for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted. This Section 4.2(d) shall not apply to any action or transaction (including any consolidation, merger or combination) approved by (i) the holders of a majority of the outstanding Class A Common Stock and Class C Units, voting together as if such Class C Units were fully exchanged for Class A Common Stock, and (ii) the holders of a majority of the outstanding Class B Common Stock, each of (i) and (ii) voting as separate classes.
ARTICLE V MATTERS RELATING TO THE BOARD OF DIRECTORS
1.    Director Powers. Except as otherwise provided by this Certificate of Incorporation or the General Corporation Law, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
2.    Number of Directors. Subject to the special rights of the holders of one or more series of Preferred Stock then outstanding to elect additional directors pursuant to this Certificate of Incorporation (including any Certificate of Designation), the total number of authorized directors constituting the Board of Directors (the “Whole Board”) shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
3.    Classified Board. Subject to the special rights of the holders of one or more series of Preferred Stock to elect additional directors pursuant to this Certificate of Incorporation (including any Certificate of Designation), the directors shall be divided into three classes as nearly equal in number as is practicable, hereby designated as Class I, Class II and Class III. The initial assignment of members of the Board of Directors to each such class shall be made by the Board of Directors. The initial term of office of the Class I directors will expire at the Corporation’s first annual meeting of stockholders following the closing of the Corporation’s Initial Public Offering; the initial term of office of the Class II directors will expire at the Corporation’s second annual meeting of stockholders following the closing of the Initial Public Offering; and the initial term of office of the Class III directors will expire at the Corporation’s third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing provisions of this ARTICLE V, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, removal, retirement or disqualification. If the number of directors divided into classes is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable; provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

4.    Removal; Vacancies. Subject to the special rights of the holders of one or more series of Preferred Stock then outstanding pursuant to this Certificate of Incorporation (including any Certificate of Designation), any director serving in Class I, Class II or Class III may be removed from office, but only for cause, by the affirmative vote of holders of at least seventy-five percent (75%) of the voting power of the outstanding shares entitled to vote in the election of such directors, voting together as a single class, provided that before a Sunset becomes effective, any or all such directors may be removed from office at any time, with or without cause, by the affirmative vote or consent of the holders of at least a majority of the voting power of the outstanding shares entitled to vote in the election of such directors, voting together as a single class. Subject to the rights of the holders of any series of Preferred Stock then outstanding pursuant to this Certificate of Incorporation (including any Certificate of Designation) and of any stockholders under the Stockholders Agreement, dated on or about the date hereof, among the Corporation and the other parties thereto (as the same may be amended, modified or supplemented from time to time, the “Stockholders Agreement”), and except as otherwise provided in this Certificate of Incorporation, vacancies occurring on the Board of Directors, whether by death, resignation, removal, retirement, disqualification or for any other reason, and newly created directorships resulting from an increase in the authorized number of directors, may be filled only by vote of a majority of the remaining members of the Board of Directors (although less than a quorum) or by a sole remaining director, and not by stockholders. A person elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification.
5.    Preferred Stock Directors. During any period when the holders of one or more series of Preferred Stock have the special right to elect additional directors pursuant to the provisions of this Certificate of Incorporation (including any Certificate of Designation), then, notwithstanding anything to the contrary set forth herein, upon commencement and for the duration of the period during which such right continues: (a) the total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (b) each such additional director shall serve until the next annual meeting for the election of such director and until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Notwithstanding anything to the contrary set forth herein, except as otherwise provided by this Certificate of Incorporation (including any Certificate of Designation), whenever the holders of one or more series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to this Certification of Incorporation (including any Certificate of Designation), the terms of office of all such additional directors shall forthwith terminate, such additional directors shall cease to be qualified as, and shall cease to be, directors of the Corporation, and the total authorized number of directors of the Corporation shall be reduced accordingly.
6.    Vote by Ballot. Election of directors need not be by written ballot unless otherwise provided in the Bylaws.

ARTICLE VI LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION AND ADVANCEMENT OF EXPENSES
1.    Limitation of Liability. To the fullest extent permitted by the General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the General Corporation Law; or (d) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
2.    Indemnification; Advancement of Expenses. In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to provide for the indemnification of current and former directors, officers, employees and agents of the Corporation, and of any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and to advance expenses (including attorneys’ fees) incurred by any such person, to the fullest extent permitted by law. Any right to indemnification or advancement of expenses provided by, or granted pursuant to, the General Corporation Law and this Certificate of Incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
3.    Vested Rights. Neither any amendment nor repeal of this ARTICLE VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE VI, shall eliminate, adversely affect or reduce the effect of this ARTICLE VI in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this ARTICLE VI, would accrue or arise) prior to such amendment or repeal or adoption of such an inconsistent provision.
ARTICLE VII MATTERS RELATING TO STOCKHOLDERS
1.    Action by Written Consent of Stockholders. So long as the Class B Common Stock represents a majority of the voting power of the outstanding Common Stock, any action required or permitted to be taken at an annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. At such time that the Class B Common Stock ceases to represent a majority of the voting power of the outstanding Common Stock, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent of stockholders in lieu of a meeting; provided, however, that, notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock.
2.    Annual Meeting of Stockholders. An annual meeting of stockholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall fix.
3.    Special Meeting of Stockholders. Subject to the special rights of the holders of any series of Preferred Stock under this Certificate of Incorporation (including any Certificate of Designation) and of any stockholders under the Stockholders Agreement, special meetings of the stockholders of the Corporation may be called only by a majority of the Whole Board or the Chairman of the Board, and may not be called by any other person or persons. Business transacted at special meetings of stockholders will be confined to the purpose or purposes stated in the notice of meeting.
4.    Advance Notice of Stockholder Nominations and Proposals. Subject to the rights of the holders of any series of Preferred Stock under this Certificate of Incorporation (including any Certificate of Designation) and of any stockholders under the Stockholders Agreement, advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation will be given in the manner provided in the Bylaws.
5.    Business Combinations with Interested Stockholders.
5.1    Opt Out. The Corporation hereby expressly elects not to be governed by Section 203 of the General Corporation Law.
5.2    Applicable Restrictions. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which any class of the Corporation’s Common Stock is registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
(a)prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
(b)upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-

five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors of the Corporation and also officers of the Corporation or (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(c)at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
5.3    Certain Definitions. For purposes of Section 5.2 of this ARTICLE VII, references to:
(a)    “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(b)    “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(c)    “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
(i)    any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 5.2 of this ARTICLE VII is not applicable to the surviving entity;
(ii)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)    any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the General Corporation Law; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of such stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under clauses (c) through (e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(iv)    any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
(v)    any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(d)    “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section 5 of ARTICLE VII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(e)    “family group” means, for any individual, such individual’s current or former spouse, lineal descendants (including adopted children and the children of such spouse) and the spouses of such descendants, and any trust, limited partnership, corporation or limited liability company established solely for the benefit of such individual or such individual’s current or former spouse, descendants or the spouses of such descendants.
(f)    “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) any Principal Holder, Principal Holder Direct Transferee or Principal Holder Indirect Transferee, (b) a stockholder that becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that such stockholder ceases to be an interested stockholder and (ii) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership or (c) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this clause (c) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(g)    “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
(i)    beneficially owns such stock, directly or indirectly; or
(ii)    has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii)    has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(h)    “person” means any individual, corporation, partnership, unincorporated association or other entity.
(i)    “Principal Holders” means, collectively, (a) HLA Investments, LLC (along with its successors in interests, “HLAI”), (b) each affiliate of HLAI, other than the Corporation or its subsidiaries, or (c) any “group” for purposes of Section 13(d) of the Exchange Act (or any successor provisions thereto) that includes HLAI.
(j)    “Principal Holder Direct Transferee” means any person that acquires (other than in a registered public offering) directly from a Principal Holder beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.
(k)    “Principal Holder Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Principal Holder Direct Transferee or any other Principal Holder Indirect Transferee beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.
(l)    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(m)    “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of that entity.

ARTICLE VIII CHOICE OF FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director or officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law or this Certificate of Incorporation or the Bylaws, (4) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws, or (5) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or holding or otherwise acquiring any interest in shares of capital stock of the Corporation will be deemed to have notice of and consented to the provisions of this ARTICLE VIII.

ARTICLE IX AMENDMENT OF BYLAWS
The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the Whole Board.

ARTICLE X AMENDMENT OF CERTIFICATE OF INCORPORATION
To the fullest extent permitted by law, if any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in any manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.
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WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 6th day of March, 2017.

HAMILTON LANE INCORPORATED

By:	/s/ Robert W. Cleveland
Name: Robert W. Cleveland
Title: Secretary